As filed with the Securities and Exchange Commission on March 22, 2012
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BATS GLOBAL MARKETS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	6200	11-3817385
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	8050 Marshall Drive, Suite 120 Lenexa, KS 66214 (913) 815-7000
(Address of Principal Executive Offices)

Amended and Restated BATS Global Markets, Inc. 2008 Stock Option Plan
BATS Global Markets, Inc. 2009 Stock Option Plan
BATS Global Markets, Inc. Amended and Restated Long Term Incentive Plan
(Full Titles of the Plans)

Eric Swanson, Esq. Senior Vice President and General Counsel BATS Global Markets, Inc. 8050 Marshall Drive, Suite 120 Lenexa, KS 66214 (913) 815-7000
(Telephone Number, Including Area Code, of Agents for Service)

With a copy to:
Jean McLoughlin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer   ☐                                                                                               Accelerated filer  ☐

Non-accelerated filer  ☒  (Do not check if a smaller reporting company)             Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Common Stock, par value $0.01 per share
- 2008 Stock Option Plan	961,750 (2)	$19.98 (5)	$19,215,765	$2,202.13
- 2009 Stock Option Plan	641,438 (3)	$40.52 (5)	$25,991,068	$2,978.58
- Long Term Incentive Plan	525,000 (4)	$37.90 (6)	$19,897,500	$2,280.25
Total	2,128,188		$65,104,333	$7,460.96

(1)
In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, $0.01 par value per share (“Common Stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).  As described in the Registrant’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166), immediately prior to the completion of the Registrant’s proposed initial public offering, the Registrant intends to amend and restate its certificate of incorporation to reclassify its Common Stock (which has been designated as Voting Common Stock in the Registrant’s certificate of incorporation) as Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, and its Common Stock (which has been designated as Non-Voting Common Stock in the Registrant’s certificate of incorporation) as Non-Voting Class A common stock, par value $0.01 per share, and Non-Voting Class B common stock, par value $0.01 per share.  As part of the reclassification, each outstanding option to purchase a share of Voting Common Stock will be converted into an equivalent option to purchase ten shares of the Registrant’s Class A common stock.

(2)
Represents 961,750 shares of Common Stock subject to outstanding awards under the Amended and Restated BATS Global Markets, Inc. 2008 Stock Option Plan (the “2008 Stock Option Plan”) as of March 22, 2012, which will convert into 2,024,736 shares of Class A common stock.  No new awards will be issued under the 2008 Stock Option Plan, but outstanding awards granted under this plan continue to be governed by its terms.

(3)
Represents 641,438 shares of Common Stock subject to outstanding awards under the BATS Global Markets, Inc. 2009 Stock Option Plan (the “2009 Stock Option Plan”) as of March 22, 2012, which will convert into 1,350,395 shares of Class A common stock.  No new awards will be issued under the 2009 Stock Option Plan, but outstanding awards granted under this plan continue to be governed by its terms.

(4)
Represents 525,000 shares of Common Stock available for future issuance under the BATS Global Markets, Inc. Amended and Restated Long Term Incentive Plan (the “Long Term Incentive Plan”), which will convert into 1,105,263 shares of Class A common stock.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.  The Proposed Maximum Offering Price Per Share is the weighted average exercise price of outstanding awards granted under the 2008 Stock Option Plan and the 2009 Stock Option Plan.

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.  The Proposed Maximum Offering Price Per Share is based on $18, the high point of the range of the public offering price for Class A common stock in the Registrant’s proposed initial public offering, which represents $37.90 per share of the Common Stock.

(7)	Rounded up to the nearest penny.

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the 2008 Stock Option Plan, the 2009 Stock Option Plan and the Long Term Incentive Plan (collectively, the “Plans”) as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed are incorporated herein by reference:

(a)      The Company’s Registration Statement on Form S-1 (Commission File No. 333-174166), as originally filed on May 13, 2011, including any amendments or supplements thereto; and

(b)      The description of the Company’s capital stock which is contained in the Company’s Registration Statement on Form 8-A dated March 19, 2012 (Commission File No. 001-35460), including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Registrant’s amended and restated certificate of incorporation, which will be in effect on the closing of the Registrant’s proposed initial public offering, contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors.  The Registrant’s amended and restated certificate of incorporation, which will be in effect on the closing of the Registrant’s proposed initial public offering, provides that the Registrant must indemnify its directors and officers as well as directors or officers of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Registrant, and may indemnify its employees and other agents, in each case to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.  The Registrant’s amended and restated certificate of incorporation, which will be in effect on the closing of the Registrant’s proposed initial public offering, provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on the 22nd day of March, 2012.

BATS Global Markets, Inc.

By:	/s/ Joe Ratterman
	Name:	Joe Ratterman
	Title:	Chairman, President and Chief Executive Officer

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Joe Ratterman and Eric Swanson as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable BATS Global Markets, Inc. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Joe Ratterman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 22, 2012
Joe Ratterman
/s/ Brian N. Schell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 22, 2012
Brian N. Schell
/s/ Derick Shupe	Controller (Principal Accounting Officer)	March 22, 2012
Derick Shupe
/s/ John Comerford	Director	March 22, 2012
John Comerford
/s/ David Cummings	Director	March 22, 2012
David Cummings
/s/ Alan H. Freudenstein	Director	March 22, 2012
Alan H. Freudenstein
/s/ Jose Marques	Director	March 22, 2012
Jose Marques
/s/ John McCarthy	Director	March 22, 2012
John McCarthy
/s/ Chris Mosher	Director	March 22, 2012
Chris Mosher
/s/ Michael Richter	Director	March 22, 2012
Michael Richter

EXHIBIT INDEX

Exhibit Number
4.1
Second Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

4.2
Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of the Registrant’s proposed initial public offering (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

4.3
Amended and Restated Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

4.4
Form of Certificate of Amendment of Amended and Restated Certificate of Incorporation, to effect the reverse stock split in connection with the Registrant’s proposed initial public offering (incorporated herein by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

4.5
Form of Second Amended and Restated Bylaws, to be in effect upon completion of the Registrant’s proposed initial public offering (incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

4.6
Form of Class A Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

4.7
Investor Rights Agreement, dated as of May 13, 2010 (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-74166)).

5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith).
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm of the Registrant (filed herewith).
23.2	Consent of Ernst & Young LLP, Independent Auditors for Chi-X Europe Limited (filed herewith).
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages hereof).
99.1
Amended and Restated BATS Global Markets, Inc. 2008 Stock Option Plan (incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

99.2
BATS Global Markets, Inc. 2009 Stock Option Plan (incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).

99.3
BATS Global Markets, Inc. Amended and Restated Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1, as amended, dated March 21, 2012 (Commission File No. 333-174166)).